HUNTER
                                   EXPLORATION
                                      GROUP



April 12, 2001



Mr. Byron Cox
Fairchild International
600  595 Hornby St
Vancouver, BC
V6C 1Z4

RE: LETTER OF AGREEMENT - SPECIAL EXPLORATION PERMIT #2001-10, FOX RIVER SILL - MANITOBA

Dear Mr. Cox:

         Lawrence Barry and John Robbins; acting as Hunter Exploration Group ("Hunter") propose the following terms for Fairchild International ("Fairchild") to acquire a 100% interest in those lands ("the Property") encompassed by Special Exploration Permit #2001-10, located in Northern Manitoba.1

1)    Cash
      a) US$10,000.00 within five (5) business days of signing this Letter of Agreement, but no later than April 17, 2001. This cash payment will be refundable should Hunter not be issued Special Exploration Permit #2001-10.2
      b) US$10,000.00 on or before May 1st, 2002;
      c) US10,000.00 on or before May 1st, 2003.

2)    Shares
      a) Fairchild will issue 200,000 shares on or before May 1st, 2001. These shares will be placed in trust by Fairchild and delivered to Hunter within five (5) business days of Hunter being issued Special Exploration Permit #2001-10;2
      b) Fairchild will issue a further 200,000 shares on or before May 1st, 2004, providing that Fairchild or its assignee maintains an interest in the Property.

3)    Work

      a) Fairchild will place with the Province of Manitoba the $0.50/Ha deposit that is required for the exploration permit (approximately 92,000Ha equalling approximately $46,000.00). This deposit is refundable to Fairchild upon completion of the first year work commitment and acceptance by the Province of Manitoba;

-------------------------
1 Including any claims subsequently acquired within the permit area.

2 The US$10,000.00 cash payment and the 200,000 shares are non-refundable in the event that Fairchld fails to make the deposit as outlined in clause 3a).


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      b) The Property is subject to the following work commitment:
                  CND$100,000 by May 1st, 2002
                  CND$100,000 by May 1st, 2003
                  CND$300,000 by May 1st, 2004
                  -----------
                  CND$500,000 total

4) The Property is subject to a two percent (2%) Net Smelter Royalty (NSR) and a two percent (2%) Gross Overriding Royalty (GORR) on diamond production.

5) Hunter shall receive copies of all data in written and electronic format of all data on a timely basis.

6) It is understood and accepted by both parties that the permit area is subject to an Aboriginal settlement agreement which may allow for the withdrawal of certain lands from the permit area as described in Schedule"A" attached. Should more than 20% of the permit area as described in Schedule "A" be withdrawn; Fairchild may at is sole discretion terminate this agreement and recover all shares and cash advanced to date. This right of rescission shall expire ten (10) days from the issuance of the permit.

         Should these terms meet with your approval, please indicate so with your signature in area provided below.

AGREED and ACKNOWLEDGED this the 12TH day of April, 2001.

HUNTER EXPLORATION GROUP                FAIRCHILD INTERNATIONAL


/s/ John Robins                         /s/ Byron Cox


John Robins, P. Geo.                    Byron Cox



















                            HUNTER EXPLORATION GROUP
              860 - 625 Howe Street, Vancouver, BC, V6C 2T6 Canada
                     Tel: (604) 331-2267 Fax: (604) 331-2266